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                                                                       Exhibit 4
                                                                       ---------

Panagra International Corp.
(Formerly United Network Technologies Inc.)
( A Development Stage Company)
Notes to Financial Statements
March 31, 2000

Note 1 - Organization and Summary of Significant Accounting Policies

Organization:

On February 29, 1996, Panagra International Corp. ("the Company") (Formerly United Network Technologies, Inc.) was incorporated under the laws of the State of New York. The Company was founded for acquiring and developing internet technology and content. As a result of the merger detailed below the company will no longer focus on its core business of Internet Technology. The company may engage in any business, which is permitted by the New York Business Corporation Act. The Company is seeking additional entities to acquire in order to complete its business plan.

Development Stage:

The Company is currently in the development stage and has no significant operations to date.

Income Taxes:

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset federal income taxes.

Due to the Company's net operating losses in the fiscal years ended December 31, 1998 and 1997 of 113,577 and 128,281 respectively and for the year ended December 31, 1999 of 650,609, there are no income taxes currently due. As of December 31, 1999 the Company has a deferred tax asset of $ 0. Due to recurring losses the company has a zero valuation allowance.

Statement of Cash Flows:

For purposes of the statement of cash flows, the Company considers demand deposits and highly liquid-debt instruments purchased with a maturity of three months or less to be cash equivalents.

Cash paid for interest and taxes in the period ended March 31, 2000 was $ -0-.

Net (Loss) Per Common Share:

The net (loss) per common share is computed by dividing the net (Loss) for the period by the weighted average number of shares outstanding at March 31, 2000 and December 31, 1999, 1998 and 1997.


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Panagra International Corp.
(Formerly United Network Technologies Inc.)
( A Development Stage Company)
Notes to Financial Statements
March 31, 2000

Note 2 - Capital Stock

Common Stock (See Note 3):

The Company initially authorized 2,000,000 shares of par value $.01 common stock, the rights and preferences of which to be determined by the Board of Directors at the time of issuance. On October 2, 1998 the companies board of directors unanimously voted to amend the Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 2,000,000 to 40,000,000 shares.

An amount of 1,680,000 shares of common stock were issued to Elie Saltoun and affiliates at a price of $0.18 per share in compensation for advances and services rendered. This transaction reflects that there are no liabilities concerned with the advance payments by the above mentioned.


Note 3 - Merger of United Network Technologies, Inc.

On October 2, 1998 the shareholders of Panagra International Corp. (Formerly United Network Technologies Inc.) unanimously voted to the Plan of Merger with Panagra International Corporation a Delaware Corporation and Companhia Exporadora De Castanha, (CEC) a Brazilian corporation. The Shareholders of the Company unanimously voted to the amendment of the Certificate of Incorporation to increase the number of authorized shares of the company from 2,000,000 to 40,000,000. The Shareholders also unanimously voted to change the name of the company from United Network Technologies to Panagra International Corp. The company also unanimously voted to elect a 5 for 1 split of the Company's common stock prior to merger.

A rescission of 17, 452,335 shares Panagra International Corp.'s common Stock took place on August 25, 1999 due to the dissolution of Companhia Exportadora De Castanha. A transaction in which Companhia Exportadora De Castanha surrendered its share of ownership in Panagra International Corp.

Note 4 - Related Party Events

The Company presently maintains its principal offices at 515 Madison Avenue, New York, NY 10020.

Item 2 - Management's Discussion and Analysis or Plan of Operation

Results of Operations

For the three months ended March 31, 2000 and March 31, 1999, the Company incurred a net income of $25.00 and a net loss of $129,991 respectively. Explanations of these results are set forth below.

Revenue

For the three months ended March 31, 2000, the Company recorded interest revenue of $25.00 as compared to revenue from operations of $0.00 for the three months ended March 31, 1999.



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Panagra International Corp.
(Formerly United Network Technologies Inc.)
(A Development Stage Company)
Notes to Financial Statements
March 31, 2000

Expenses

General and Administrative

General and administrative costs consist primarily of professional and consulting fees. Significant costs are attributed to the Company becoming a reporting public company. This status will increase audit and legal costs significantly. In relation to the Company becoming a public company, the cost of corporate relations will also increase as quarterly reports and other investor information is required.

The Company incurred no expenses during the period ended March 31, 2000 compared to $129,991 for the three months ended March 31, 1999. This was due to the cessation of operations in January 1999.

Liquidity and Capital Resources

During the three months ended March 31, 2000, the Company used cash $273 compared to the three months ended March 31, 1999 of approximately $129,991. This cash was generated from contributions made by Elie Saltoun , which will be converted to stock in the second quarter of the fiscal year. During the three months ended March 31, 1999 the Company used cash for operations of approximately $129,991. Cash used for operations for the three months ended March 31, 1999 resulted from the Company's net loss of approximately $129,991.

At March 31, 2000, the Company had current assets of $1,610 and current liabilities of $55,679.

Implementation of the Company's business plan may require capital resources substantially greater than those currently available to the Company. The Company may determine, depending on the opportunities available to it, to seek additional debt or equity financing to fund the cost of acquiring an operating entity. There can no assurance that additional equity financing will be available. If neither additional debt or equity financing is available, the Company might seek loans. In addition, the Company might seek some sort of strategic alliance with another company that would provide equity to the company.

To the extent that the Company finances expansion through the issuance of additional equity securities, any such issuance would result in dilution of the interests of the Company's stockholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities to finance expansion activities, it will be subject to all of the risks associated with incurred substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay the principal of, and interest on, any such indebtedness.

Inflation

The Company believes that the impact of inflation and changing prices on its operations since commencement of operations has minimal.


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Seasonality

The Company does not deem its revenues to be seasonal and any effect would be immaterial.

                                     PART II
                                OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

         The Company is not a party to any legal proceedings.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

         None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

         None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         None.

ITEM 5. EXHIBIT REPORT ON FORM 8-K

         (a) Exhibits

Exhibit No.  Description

   3.1       Articles of Incorporation of PanAgra International Corp. (1)

   3.2       By-Laws of PanAgra International Corp. (1)

   3.3       Financial Data Schedule*

(I) Incorporated by reference from the Form 10-SB filed by the Company on March 31, 2000.

         Filed herewith.

         (b) Reports on Form8-K

         There were no reports on Form 8-K filed by the Company during the three months ended March 31, 2000.

                                   SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             PANAGRA INTERNATIONAL CORP.


Date:  June 15, 2000                         Elie Saltoun
       -------------                         ---------------------------------
                                             Chief Executive Officer